Exhibit 99.1

Steve Madden Announces Fourth Quarter and Full Year 2012 Results

Issues Fiscal 2013 Guidance

LONG ISLAND CITY, N.Y., February 26, 2013 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter and full year ended December 31, 2012.

For the Fourth Quarter 2012:

•	Net sales increased 12.8% to $315.5 million.
•	Retail comparable store sales increased 5.9%.
•	Gross margin improved to 39.3% compared to 35.5% in the fourth quarter of 2011.
•	The effective tax rate was 35.0% compared to 38.6% in the prior year’s fourth quarter due to the reinvestment, indefinitely, of a portion of earnings from the Company’s foreign operations in such foreign operations.
•	Net income was $33.0 million, or $0.74 per diluted share. Net income included a $1.0 million benefit related to a greater-than-anticipated recovery in the bankruptcy process of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel, a portion of which was charged to impairment expense in the second quarter of 2012. On an after-tax basis, the benefit positively impacted net income in the fourth quarter by $0.6 million, or $0.01 per diluted share. Net income in the fourth quarter of 2011 was $23.8 million, or $0.55 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased to have delivered strong results in the fourth quarter, capping off an outstanding year for the Company. Our flagship Steve Madden brand was the key driver in the quarter, with robust growth across categories, channels and geographies. The strength in our flagship brand, combined with the opportunities we have with our newer brands, gives us confidence that we can continue to drive sales and earnings growth as we move ahead.”

Fourth Quarter 2012 Results

Fourth quarter net sales increased 12.8% to $315.5 million compared to $279.8 million in the same period of 2011. Net sales from the wholesale business grew 9.4% to $247.2 million compared to $225.9 million in the fourth quarter of 2011, driven by strong growth in the Steve Madden footwear and handbag divisions, as well as the benefit from the acquisition of SM Canada. Retail net sales rose 27.0% to $68.3 million compared to $53.8 million in the fourth quarter of the prior year. Same store sales increased 5.9% following a 15.9% increase in the prior year’s fourth quarter.

Gross margin increased to 39.3% in the fourth quarter of 2012 compared to 35.5% in the same period last year. Gross margin in the wholesale business expanded to 32.6% compared to 28.9% in the prior year’s fourth quarter, with improvements in both the wholesale footwear and wholesale accessories businesses. Retail gross margin increased to 63.7% in the fourth quarter of 2012 compared to 63.1% in the fourth quarter of 2011, driven by the benefit from the acquisition of the higher-margin SM Canada retail business.

Operating expenses as a percent of sales increased to 24.8% for the fourth quarter compared to 23.1% in the same period of the prior year primarily as a result of an increased mix of retail and the re-classification of certain expenses from cost of goods sold and other expenses to operating expenses. The increase was also due to an increased bonus provision for the accessories business and increased expenses in the e-commerce business related to marketing and providing customers with free shipping.

Operating income for the fourth quarter was $49.8 million, or 15.8% of net sales. Operating income included a $1.0 million benefit related to a greater-than-anticipated recovery in the bankruptcy process of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel, a portion of which was charged to impairment expense in the second quarter of 2012. Excluding this benefit, operating income for the fourth quarter was $48.7 million, or 15.4% of net sales, compared to operating income of $38.6 million, or 13.8% of net sales, in the same period of 2011.

Fourth quarter net income was $33.0 million, or $0.74 per diluted share. Net income included the aforementioned benefit related to a greater-than-anticipated recovery in the bankruptcy process of a note receivable, which, on an after-tax basis, positively impacted net income by $0.6 million, or $0.01 per diluted share. Net income in the fourth quarter of 2011 was $23.8 million, or $0.55 per diluted share.

The Company opened six Steve Madden full-price stores, three Steve Madden outlet stores and one Betsey Johnson e-commerce store in the fourth quarter and ended the quarter with 109 company-operated retail locations, including 11 outlets and three Internet stores.

For the Full Year Ended December 31, 2012:

•	For the full year ended December 31, 2012, net sales increased 26.7% to $1.2 billion from $968.5 million in the comparable period last year.
•	Net income was $119.6 million, or $2.71 per diluted share, for the year ended December 31, 2012. Net income included a $2.5 million charge for settlement of a class action lawsuit related to unauthorized text messaging and a $0.8 million net charge for impairment of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel, in addition to a $5.1 million impairment charge and a $0.9 million charge for bad debt, both related to the bankruptcy of Bakers Footwear Group. Taken together, on an after-tax basis, these items negatively impacted net income by $5.7 million, or $0.13 per diluted share. Additionally, net income included a $6.0 million, or $0.14 per diluted share, tax benefit related to the reinvestment, indefinitely, of a portion of earnings from the Company’s foreign operations in such foreign operations. Excluding all these items, net income for fiscal 2012 was $119.4 million, or $2.70 per diluted share. Net income for fiscal 2011 was $97.3 million, or $2.25 per diluted share.

At the end of the year, cash, cash equivalents and marketable securities totaled $266.3 million.

Company Outlook

For fiscal year 2013, the Company expects that net sales will increase 6 – 8% from 2012. Diluted EPS is expected to be in the range of $2.95 – $3.05.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Tuesday, February 26, 2013, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 9546430, and will be available until March 26, 2013.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report Signature, Report, Big Buddha, Wild Pair, Cejon and Mad Love, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts and Elizabeth and James, Superga, l.e.i. and GLO for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 109 retail stores (including the Company’s three online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011

Net sales	$315,527	$279,755	$1,227,072	$968,549
Cost of sales	191,387	180,487	771,370	606,601
Gross profit	124,140	99,268	455,702	361,948
Commission and licensing fee income, net	2,795	4,067	15,395	18,715
Operating expenses	78,207	64,716	283,689	226,893
Impairment charges and provision for litigation	(1,022)	—	8,432	—
Income from operations	49,750	38,619	178,976	153,770
Interest and other income, net	940	117	5,211	5,022
Income before provision for income taxes	50,690	38,736	184,187	158,792
Provision for income taxes	17,754	14,950	64,623	61,591
Net income	32,936	23,786	119,564	97,201
Net income (loss) attributable to noncontrolling interest	(27)	14	(62)	(118)
Net income attributable to Steven Madden, Ltd	$32,963	$23,772	$119,626	$97,319

Basic income per share	$0.76	$0.56	$2.78	$2.30
Diluted income per share	$0.74	$0.55	$2.71	$2.25

Basic weighted average common shares outstanding	43,265	42,516	43,019	42,264
Diluted weighted average common shares outstanding	44,616	43,492	44,170	43,239

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	Dec. 31, 2012	Dec. 31, 2011

Cash and cash equivalents	$168,777	$102,830
Marketable securities (current & non current)	97,487	77,663
Accounts receivables, net	167,701	153,424
Inventories	63,683	59,644
Other current assets	24,808	25,000
Property and equipment, net	45,285	31,587
Goodwill and intangibles, net	227,327	174,462
Other assets	8,971	15,176
Total assets	$804,039	$639,786

Accounts payable	$83,427	$69,747
Contingent payment liability (current & non current)	41,960	37,921
Other current liabilities	39,500	51,208
Other long term liabilities	12,752	6,152
Total Steven Madden, Ltd stockholders’ equity	626,580	474,876
Noncontrolling interest	(180)	(118)
Total liabilities and stockholders’ equity	$804,039	$639,786

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

	Year Ended
	Dec. 31, 2012	Dec. 31, 2011

Net cash provided by operating activities	$144,214	$74,968

Investing Activities
Capital expenditures	(19,952)	(15,477)
Purchases / sales of marketable securities, net	(17,375)	49,917
Refundable cash acquired from seller	—	12,004
Purchase of notes receivable	(2,585)	—
Payment of contingent liability	(22,867)	(4,151)
Acquisitions	(29,367)	(89,730)
Net cash used in investing activities	(92,146)	(47,437)

Net cash provided by financing activities	13,879	9,148

Net decrease in cash and cash equivalents	65,947	36,679

Cash and cash equivalents - beginning of period	102,830	66,151

Cash and cash equivalents - end of period	$168,777	$102,830

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com